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Exhibit 10.30

LOAN AGREEMENT

        THIS LOAN AGREEMENT (this "Agreement") is entered into effective as of September 25, 2006 (the "Effective Date") between DAVID S. WOOD, a married man ("Mr. Wood"), and CARDIONET, INC., a California corporation ("CardioNet"), with reference to the following facts:

        A.    Mr. Wood is currently an employee, but not an officer of director, of CardioNet. Mr. Wood was recently hired by CardioNet, and as a result of such employment, Mr. Wood must relocate from his residence at 2440 West 24th Street in Minneapolis, Minnesota (the "Minnesota Residence") to near CardioNet's offices in Conshohocken, Pennsylvania.

        B.    Mr. Wood desires to borrow Two Hundred Thousand Dollars ($200,000) from CardioNet (the "Pennsylvania Downpayment Advance") to be used as a downpayment to enable Mr. Wood to acquire a new residence near CardioNet's offices in Conshohocken, Pennsylvania (the "Pennsylvania Residence").

        C.    In addition, Mr. Wood desires to borrow up to Five Thousand Dollars ($5,000) per calendar month, for an aggregate of up to six (6) calendar months, or up to an additional Thirty Thousand Dollars ($30,000), from CardioNet (collectively, the "Minnesota Maintenance Advances"), to reimburse Mr. Wood for certain qualifying expenses of maintaining his Minnesota Residence while he is residing at the Pennsylvania Residence, until the Minnesota Residence is sold.

        D.    The Pennsylvania Downpayment Advance and the Minnesota Maintenance Advances, in the aggregate amount of up to Two Hundred and Thirty Thousand Dollars ($230,000) (individually, an "Advance" and collectively, the "Advances"), shall be evidenced by a Promissory Note (the "Note") in the form requested by CardioNet.

        E.    In making the Advances, Mr. Wood is fully aware that CardioNet is relying on the inducements and representations of Mr. Wood set forth in this Agreement, including the preceding recitals.

        NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions contained in this Agreement, the parties agree as follows:

        1.     Adoption of Recitals. The parties to this Agreement hereby adopt all of the recitals set forth above as true, and acknowledge and agree that CardioNet is proceeding in making the Advances strictly in reliance thereon.

        2.     Advances. CardioNet agrees to loan to Mr. Wood the full amount of the Advances, which amount shall be used by Mr. Wood solely for the specified purposes set forth in the recitals. CardioNet will disburse the Advances to Mr. Wood by means of a corporate check as such expenses are incurred, provided the following conditions precedent have been satisfied.

        3.     Disbursement of Advances. The parties agree that CardioNet shall not be obligated to disburse any of the Advances to Mr. Wood until each of the following conditions precedent have been met:

          (a)   CardioNet holds the executed original Note; and

          (b)   CardioNet has received a written request from Mr. Wood for such Advance (a "Disbursement Request") executed by Mr. Wood in a form satisfactory to CardioNet, which shall include Mr. Wood's written representation that a downpayment is owing on the Pennsylvania Residence, or that a qualifying expense attributable to the Minnesota Residence has been incurred by Mr. Wood in such amount.

        4.     Qualifying Expenses. Mr. Wood shall not request the Pennsylvania Downpayment Advance unless and until such downpayment is due pursuant to the terms of a fully executed purchase and sale agreement for the purchase of residential property to be occupied by Mr. Wood near CardioNet's offices in Philadelphia, Pennsylvania. A qualifying expense attributable to the Minnesota Residence shall consist of any of the following expenses of maintaining the Minnesota Residence, incurred at such time as Mr. Wood is residing at the Pennsylvania Residence: (i) monthly scheduled mortgage payments; (ii) real property taxes; (iii) homeowner's insurance premiums; (iv) utilities; and (v) other bona fide expenses of maintaining the Minnesota Residence. Under no circumstances shall Mr. Wood request reimbursement of such expenses greater than Five Thousand Dollars ($5,000) per calendar month, or for more than six (6) calendar months, or an aggregate amount of Thirty Thousand Dollars ($30,000).

        5.     Repayment of Advances. Mr. Wood agrees to repay CardioNet, or its order, in accordance with the terms of the Note, the full amount of the Advances, and interest thereon as provided in the Note, on or before the earliest to occur (the "Maturity Date") of: (i) March 31, 2009 (the "Stated Maturity Date"); (ii) upon Mr. Wood becoming an officer or director of CardioNet (unless such advances have been approved by CardioNet's shareholders as provided in California Corporations Code Section 315); (iii) upon the effectiveness of a registration statement filed by CardioNet under the Securities Act of 1933, as amended, covering the registration of CadioNet's common stock (an "Initial Public Offering"); or (iv) upon the effective date of any voluntary resignation by Mr. Wood as an employee of CardioNet. Mr. Wood will make said payment to CardioNet at its corporate headquarters, or order. Each payment shall be credited first to unpaid costs of collection following a default, second to interest at the default rate, third to interest at the stated rate, and the balance, if any, to principal, and interest shall thereupon cease upon the principal so credited.

        6.     Payment of Interest. Mr. Wood agrees that, in accordance with the Note, the Advances shall bear interest at the rate of five and 13/100ths percent (5.13%) per annum, based on a 365/366 day year, as applicable, from the date hereof until the Note is paid in full. All accrued but unpaid interest on the Advances shall be due and payable at the same time as the Advances. In the event that the Advances are not fully paid as of the Maturity Date, all of the remaining Advances and all accrued but unpaid interest thereon shall thereafter bear interest at the default rate of twelve percent (12%) per annum until paid in full. Such default interest represents a reasonable sum considering all of the circumstances existing on the date of this Note, and represents a fair and reasonable estimate of the additional costs that will be sustained by CardioNet due to the failure of Mr. Wood to make timely payment. The parties further agree that proof of actual damage would be costly or inconvenient.

        7.     Anticipated Repayment from Bonuses. It is anticipated by the parties that the Advances, and the interest thereon, will be paid from the bonuses that Mr. Wood expects to earn from CardioNet with respect to calendar years 2006 through 2008. However, Mr. Wood acknowledges and agrees that the Advances, and interest thereon, must be paid to CardioNet regardless of whether Mr. Wood earns any such bonuses, and regardless of whether such bonuses are sufficient in amount to repay the Advances and pay the interest thereon. Mr. Wood hereby authorizes CardioNet to apply any and all bonuses which would otherwise be payable to Mr. Wood, to instead be applied toward repayment of the Advances, and payment of any other amounts owing to CardioNet under this Agreement (including any required withholdings), until all such amounts are paid in full.

        8.     No Assurance of Bonuses or Continued Employment. Nothing contained in this Agreement shall constitute any assurance to Mr. Wood that any bonus or bonuses shall be paid to Mr. Wood, or that Mr. Wood's employment is other then "at will" and may be terminated at any time, with or without cause.

        9.     Compliance with Laws. The parties both agree to comply with any applicable federal or state income tax reporting and withholding requirements regarding the Advances and the interest thereon.

        10.   Usury Savings Clause. All agreements between the parties to this Agreement are expressly limited so that in no event whatsoever, whether by reason of any Advance made under this Agreement, or otherwise, shall the amount paid or agreed to be paid to CardioNet for the use, forbearance or detention of the money to be advanced under this Agreement exceed, the highest lawful rate permissible under applicable usury laws.

        11.   Costs of Collection. All amounts due under this Agreement and the Note shall be payable in lawful money of the United States of America and in immediately available funds. Mr. Wood promises to pay all costs of collection, including reasonable attorneys' fees and costs, which may be paid or incurred in the enforcement of all or any part of this Agreement or the Note, whether or not a suit is filed.

        12.   Mr. Wood's Representations. Mr. Wood has expressly represented to CardioNet as an inducement to CardioNet to make the Advances that Mr. Wood will be using the proceeds for the express purposes described above. CardioNet is specifically relying upon Mr. Wood's representations that neither Mr. Wood, nor anyone related to Mr. Wood, intends to continue to occupy the Minnesota Residence as a personal residence. Based on these representations and the exemption provided pursuant to 15 U.S.C. §1603(3), the parties acknowledge and agree that this loan transaction is exempted from the Truth in Lending Laws pertaining to consumer residential loans as set forth in 15 U.S.C. §1601 et seq.

        13.   Notice. Any notice to either party provided for in this Agreement shall be given by personal delivery, facsimile transmission or by mailing such notice by first class or certified mail, return receipt requested, addressed as follows:

If to CardioNet:	CardioNet, Inc. 1010 Second Avenue, Suite 700 San Diego, California 92101 Attention: James M. Sweeney Chairman and CEO
If to Mr. Wood	David S. Wood CardioNet, Inc. 227 Washington Street, Suite 300 Conshohocken, Pennsylvania 19428

Either party may change its address by written notice to the other party. Mailed notices shall be deemed delivered and received three (3) days after deposit in accordance with this provision in the United States mail.

        14.   Time of Essence. Time is of the essence for all purposes under this Agreement.

        15.   Severability. Should any one or more of the provisions of this Agreement, or of any instrument or agreement entered into pursuant to this Agreement, be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable, and shall not be affected thereby.

        16.   Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

        17.   Governing Law. It is the intention of the parties that the laws of the State of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, as such laws are applied to the agreements entered into and to be performed entirely within the state of California.

        18.   Venue. In the event that any cause of action, lawsuit or other proceeding is brought by either party of this Agreement because of an alleged dispute, breach or misrepresentation in connection with or arising under this agreement, any court of competent jurisdiction in San Diego County shall be the sole and exclusive venue for such causes of action, lawsuit or proceeding.

        19.   Attorneys' Fees. In the event that either of the parties to this Agreement commences any litigation or arbitration against the other party by reason of any claimed breach of this Agreement or dispute over its interpretation, the prevailing party, as determined by the court or other body having jurisdiction, shall be entitled to have and recover from the non-prevailing party, as determined by the court or other body having jurisdiction, all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or action, including without limitation attorneys' fees and court costs.

        20.   Integration; Assignment; and Amendment. This Agreement, any exhibits attached to this Agreement and the documents referred to in this Agreement between the parties on the subject matter of this Agreement, and integrate all of the understandings, representation and inducements made between the parties, and neither party shall be liable or bound to the other party in any manner as to the subject matter in this Agreement, except as specifically set forth in this Agreement, any exhibits attached to this Agreement and the documents referred to in this Agreement. Mr. Wood may not assign any of his rights, or delegate any of his duties, under this Agreement, without CardioNet's prior written consent. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, successors and permitted assigns, heirs and personal representatives. This Agreement may not be amended or supplemented without the written consent of both of the parties.

        21.   Counterparts; Facsimiles. This Agreement may be executed in counterparts, with the same effect as if both of the parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument. Facsimile signatures shall be deemed original signatures for all purposes.

        22.   Independent Counsel. The parties acknowledge and agree that counsel for CardioNet has drafted this Agreement solely on behalf of, and at the direction of, CardioNet, Mr. Wood acknowledges that he is entitled to be represented by counsel of his own choosing in connection with this Agreement, and he has been advised to seek advice from his own independent counsel regarding the tax, economic and other consequences of the transactions set forth in this Agreement. Mr. Wood hereby acknowledges that he has sought advice from independent counsel regarding this agreement, or has willingly and knowingly chosen not to do so.

        IN WITNESS WHEREFORE, the parties have caused this Agreement to be executed on the date first above written.

"Mr. Wood"
/s/ DAVID S. WOOD David S. Wood
"CardioNet"
CARDIONET, INC., a California Corporation

By:	/s/ JAMES M. SWEENEY James M. Sweeney, Chairman and CEO

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  Exhibit 10.30
LOAN AGREEMENT